APROPOS TECHNOLOGY, INC.
                           One Tower Lane, Suite 2850
                        Oakbrook Terrace, IL 60181-4622

To Francis J. Leonard:

Your base salary for 2005 has been increased to $207,600. Your Target Award Bonus for 2005 is $70,000. You have been granted options to purchase 35,000 shares of Company common stock at an exercise price of $3.02 under the Company's Omnibus Incentive Plan of 2000.